Exhibit 10.31

PURCHASE AND SALE AGREEMENT

for

50 Route 46 E

Totowa, New Jersey

between

TOTOWA PROPERTY ASSOCIATES, LLC

(as Seller)

and

IPT ACQUISITIONS LLC

(as Purchaser)

Dated: November 19, 2014

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 19th day of November, 2014, between TOTOWA PROPERTY ASSOCIATES, LLC, a Delaware limited liability company (“Seller”), and IPT ACQUISITIONS LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller the real property commonly known as 50 Route 46 E, Totowa, New Jersey upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

Definitions

Section 1.1 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (ii) the word “including” means “including, but not limited to.”

Section 1.2 Defined Terms.

“Additional Rent” shall mean all reimbursements of Operating Expenses, reimbursements of Real Estate Taxes and all other amounts and charges payable by Tenants to Seller, as landlord, under the Leases (other than Minimum Rent), but shall not include Security Deposits.

“Assignable Contracts” shall mean all Contracts listed on the Contract Schedule other than the Contracts designated by Purchaser for cancellation pursuant to Section 8.8.

“Bill of Sale” shall mean a bill of sale, substantially in the form attached as Exhibit D, signed by Seller.

“Bob’s Lease” means that certain Lease, dated September 25, 2014, between Seller, as landlord, and Bob’s Discount Furniture, LLC, as tenant, for the leased premises described therein and located at the Real Property.

“Broker” shall mean CBRE.

“Building” shall mean the building(s) on the Land.

“Business Days” shall mean any day of the week other than Saturday, Sunday or a day on which banking institutions in the State of New Jersey are obligated or authorized by law to close.

“Cap Amount” shall have the meaning set forth in Section 15.2(c).

“Casualty” shall mean a fire or other casualty.

“Closing” shall have the meaning set forth in Section 13.1.

“Closing Date” shall mean the date on which the purchase and sale of the Property contemplated by this Agreement are consummated.

“Completion Evidence” shall mean, collectively, (i) a certification executed by an authorized representative of Seller certifying to Purchaser certifying that the Roof Work (as such term is defined in Bob’s Lease) has been fully and finally completed, (ii) unconditional and final lien waivers from the roofing general contractor who performed the Roof Work, (iii) an assignment, in writing, from Seller to Purchaser of any and all assignable warranties with respect to the Roof Work, (iv) copies of all permits and approvals related to or required in connection with the Roof Work and any and all inspections relating thereto and (v) a certification executed by the roofing general contractor certifying to Purchaser that the Roof Work has been fully and finally completed.

“Confidential Documents” shall mean (i) any reports or presentations prepared by Seller or any affiliate thereof to consider the disposition of the Property, (ii) any proposals, letters of intent, draft contracts and similar documents prepared by or for other prospective purchasers of the Property, (iii) Seller’s internal memoranda, attorney-client privileged documents or privileged communications or appraisals, (iv) except as required pursuant to Section 13.2, organizational documents of Seller, and any correspondence or internal communications between or among the partners or members of Seller or any of their affiliates and (vi) Seller’s insurance policies and related documentation.

“Contracts” shall mean all contracts and agreements between Seller and a third party or its managing agent and a third party which provide for the management, operation, maintenance, leasing or repair of the Land, the Building or the Personal Property (including those in effect on the Effective Date and identified on the Contract Schedule and any new contract or agreement entered into pursuant to Section 8.3).

“Contract Schedule” shall mean the information concerning Contracts contained in Schedule 6.3(b).

“Deed” shall mean a deed substantially in the form attached as Exhibit C, signed by Seller in proper form for recording.

“Deposit” shall mean the cash payment(s) made by Purchaser to Title Company pursuant to Section 4.1 and the interest earned thereon.

“Due Diligence Period” shall mean the period beginning on the Effective Date and ending at 5:00 p.m. (local time at the Real Property) on December 22, 2014.

“Effective Date” shall mean the date on which this Agreement is fully executed and delivered by Seller and Purchaser.

“Environmental Law” shall mean any federal, state or local law, ordinance, rule, regulation, requirement, guideline, code, resolution, order or decree (including consent decrees and administrative orders) which regulates the use, generation, handling, storage, treatment, transportation, decontamination, clean-up, removal, encapsulation, enclosure, abatement or disposal of any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Sections 2601, et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Hazardous Materials Transportation Act, 49 U.S.C., Section 5101, et seq., their state analogs (including, without limitation, the Industrial Site Recovery Act (“ISRA”), the New Jersey Spill Compensation and Control Act, and the rules and regulations promulgated by the New Jersey Department of Environmental Protection pursuant thereto), and any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material.

“Estoppel Certificate” shall have the meaning set forth in Section 8.5.

“General Assignment” shall mean an Assignment of Licenses and Warranties in the form attached as Exhibit F.

“Governmental Authorities” shall mean any municipal, county, state or federal governmental unit, or any subdivision or agency thereof, having or acquiring jurisdiction over the Real Property or the management, operation, use or improvement thereof.

“Hazardous Material” shall mean any flammable, explosive, radioactive or reactive materials, any asbestos (whether friable or non-friable), any pollutants, contaminants or other hazardous, dangerous or toxic chemicals, materials or substances, any petroleum products or substances or compounds containing petroleum products, including gasoline, diesel fuel and oil, any polychlorinated biphenyls or substances or compounds containing polychlorinated biphenyls, and any other material or substance defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic materials,” “contamination,” and/or “pollution” within the meaning of any Environmental Law.

“Land” shall mean the parcel of land more particularly described on Exhibit A.

“Land Records” shall mean the public land records maintained by the applicable Governmental Authorities for the jurisdiction in which the Land is located.

“Lease and Contract Assignment” shall mean an Assignment and Assumption of Leases and Contracts in the form attached as Exhibit E, providing for the assignment of all Leases and Assignable Contracts.

“Lease Schedule” shall mean the information concerning Tenants contained in Schedule 6.3(a).

“Leases” shall mean all leases (other than subleases entered into by Tenants) and licenses, whether written or oral, including all amendments, extensions, modifications and supplements thereto, pursuant to which the Tenant occupies any part of the Real Property, including those in effect on the Effective Date which are identified on the Lease Schedule and any new leases, licenses or occupancy agreements entered into pursuant to Section 8.3.

“Legal Requirements” shall mean all laws, ordinances, rules, regulations, orders and requirements of all Governmental Authorities relating to, or regulating, the ownership, use, operation, management, maintenance and repair of the Real Property.

“Licenses” shall mean all licenses, authorizations, approvals and permits issued by Governmental Authorities relating to Seller’s (and not any Tenant’s) use, operation, ownership or maintenance of the Real Property.

“Litigation Schedule” shall mean the information concerning pending and threatened litigation contained in Schedule 6.2(b).

“Mandatory Cure Item” shall mean a mortgage, deed of trust or other type of security instrument or other lien created by, under or through the acts or agreements of Seller.

“Minimum Rent” shall mean all base rent, minimum rent or basic rent payable in fixed installments and fixed amounts for stated periods by Tenants under their Leases.

“Non-Complying Tenant Estoppel Certificate” shall have the meaning set forth in Section 8.5.

“Non-Foreign Affidavit” shall mean an affidavit substantially in the form attached hereto as Exhibit G.

“Operating Expenses” shall mean all costs, expenses, charges and fees relating to the ownership, management, operation, maintenance and repair of the Real Property, including electricity, gas, water and sewer charges and other public utilities, common area maintenance charges, insurance premiums, vault charges, personal property taxes, Seller’s payments to project associations, and periodic charges payable under Assignable Contracts.

“Permitted Exceptions” shall mean (i) the lien of current Real Estate Taxes not yet due and payable, (ii) the rights of Tenants under the Leases described in the Lease Schedule and any permitted additions, renewals and replacements thereof approved in writing by Purchaser or permitted under Section 8.3(b), (iii) the additional exceptions (but not including the survey exception, the exceptions for unfiled mechanics liens, rights of parties in possession or Mandatory Cure Items, if any, encumbering the Real Property, or liens, encumbrances, adverse claims or other matters, if any, created after the effective date of the Title Commitment but prior to the date title to the Real Property vests in Purchaser) contained in the Title Commitment which are approved, or deemed approved, by Purchaser pursuant to Section 5.3, (iv) all matters disclosed (or that would be disclosed) by a current and accurate survey of the Real Property which are approved, or deemed approved, by Purchaser pursuant to Section 5.3, (v) all matters arising from the actions of Purchaser or its agents, employees or contractors, and (vi) all additional exceptions to title which are approved, or deemed approved, by Purchaser pursuant to the terms of this Agreement.

“Permitted Hazardous Materials” shall mean Hazardous Materials in ordinary quantities which are customarily used in the operation, maintenance and repair of buildings and other improvements similar to the Building and which are stored and handled according to manufacturers’ standards and guidelines and prepackaged office supplies, cleaning materials and other similar items sold for consumer use, in all such cases stored, handled and used in compliance with Environmental Laws.

“Person” shall mean an individual, estate, trust, partnership, corporation, Governmental Authority or other legal entity.

“Personal Property” shall mean all furniture, furnishings, fixtures, equipment, tools and other tangible personal property of every kind and description owned by Seller and now located on the Land or in the Building and used in connection with the management, operation, maintenance and repair of the Real Property (but excluding items of movable trade fixtures and personal property owned by the Tenant), subject, however, to depletions, replacements and additions in the ordinary course of business between the Effective Date and the Closing Date.

“Plans” shall mean the plans, specifications and similar materials relating to the Building.

“Property” shall have the meaning set forth in Section 2.1.

“Proration Date” shall mean the Closing Date.

“Purchase Price” shall mean the purchase price of the Property specified in Section 3.1.

“Real Estate Taxes” shall mean all taxes, assessments, vault rentals, and other charges, if any, general, special or otherwise, levied or assessed upon or with respect to the ownership of and/or all other taxable interests in the Real Property imposed by any public or quasi-public authority having jurisdiction

“Real Property” shall mean the Land and the Building.

“Reimbursable Expenses” shall mean all or a portion of the Operating Expenses or Real Estate Taxes, or both, which are taken into account under a Tenant’s Lease in determining the amount of Additional Rent payable by the Tenant.

“Rent” shall mean, collectively, Minimum Rent and Additional Rent.

“Security Deposits” shall mean all security deposits (including any interest accrued thereon in accordance with the terms of an applicable Lease) relating to space within the Real Property paid by Tenants to Seller.

“Tenant Notice Letter” shall mean the notice substantially in the form attached as Exhibit H, executed by Seller and Purchaser.

“Tenants” shall mean all Persons leasing or occupying space within the Real Property pursuant to a Lease.

“Title Company” shall mean Fidelity National Title Insurance Company, whose address is 4643 S. Ulster Street, Suite 500, Denver, CO 80237; Attention: Lindsey Mann.

“Utility Deposits” shall mean all deposits made by Seller with the Persons providing water, sewer, gas, electricity, telephone and other public utilities to the Real Property.

“Warranties” shall mean all warranties or guaranties in effect on the Closing Date that are assignable by Landlord from contractors, suppliers or manufacturers of personal property installed in or used in connection with the Real Property or any work performed or improvements included as a part of the Real Property.

ARTICLE 2

Purchase and Sale of the Property

Section 2.1 Property to be Sold. On the Closing Date, and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller: (a) fee simple title to the Land; (b) fee simple title to the Building; (c) all right, title and interest of Seller, if any, in any land lying in the bed of any street, road, avenue or alley, open or closed, adjacent to or abutting the Land, to the center line thereof; (d) all easements, covenants and other rights appurtenant to the Land and the Building; (e) all right, title and interest of Seller in and to the Plans; (f) all right, title and interest of Seller in and to the proceeds of, or any award made for, a taking of all or any part of the Real Property by any Governmental Authority pursuant to the exercise of its power of eminent domain; (g) all right, title and interest of Seller in and to the Personal Property; (h) all right, title and interest of Seller in and to the Leases and the Assignable Contracts; (i) all right, title and interest of Seller in and to all transferable Licenses; and (j) all right, title and interest of Seller in and to the Warranties (collectively, the “Property”).

ARTICLE 3

Purchase Price and Terms of Payment

Section 3.1 Amount. The purchase price to be paid by Purchaser to Seller for the Property shall be Twenty-Six Million Two Hundred Fifty Thousand Dollars ($26,250,000). At Closing, Purchaser shall pay to Seller an amount equal to the Purchase Price less the Deposit disbursed to Seller.

Section 3.2 Payment. On the Closing Date, and subject to the terms and conditions of this Agreement, Purchaser shall pay the Purchase Price to, or for the account of, Seller in the manner provided in Section 13.1.

ARTICLE 4

Deposit

Section 4.1 Delivery of Deposit. Within two (2) Business Days after the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deliver to Title Company by wire transfer a cash deposit in the amount of Five Hundred Thousand Dollars ($500,000) to be held by Title Company as a good faith deposit under this Agreement. Unless this Agreement has previously been terminated, within two (2) Business Days after the expiration of the Due Diligence Period, Purchaser shall deliver to Title Company an additional cash deposit in the amount of Five Hundred Thousand Dollars ($500,000) to be held by Title Company as an additional good faith deposit under this Agreement.

Section 4.2 Deposit to Separate Account. Title Company shall, promptly after receipt, deposit the Deposit in an interest-bearing account at a federally-insured bank mutually acceptable to Seller and Purchaser. The Deposit held by Title Company shall constitute trust funds in the hands of Title Company and shall not be commingled with Title Company’s separate funds or with funds held by Title Company for the account of any other Person.

Section 4.3 Disposition of Deposit. If either Seller or Purchaser makes a written demand on Title Company for the Deposit, Title Company shall give written notice of such demand to the other party. If Title Company does not receive a written objection from the other party to the proposed payment or return of the Deposit within five (5) Business Days after the giving of such notice, Title Company shall pay the Deposit to the party making the demand. If Title Company receives a written objection from the other party within the five (5) Business Day period, Title Company shall continue to hold the Deposit until otherwise directed by written instructions from Seller and Purchaser or until otherwise directed by a court of competent jurisdiction. Notwithstanding the foregoing, in the event Purchaser timely terminates this Agreement pursuant to Section 5.4, Title Company shall return the Deposit to Purchaser immediately without the requirement to notify Seller or wait for the expiration of the five (5) Business Day period.

Section 4.4 Interpleader. In the event of a dispute concerning the disposition of the Deposit, Title Company shall have the right at any time to deposit any cash funds held by it under this Agreement with the clerk of the court of general jurisdiction of the city in which the Property is located. Title Company shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Title Company shall be relieved and discharged of all further obligations and responsibilities hereunder.

Section 4.5 Title Company as Stakeholder. The parties acknowledge that Title Company is acting solely as a stakeholder at their request and for their convenience; that Title Company shall not be deemed to be the agent of any of the parties; and that Title Company shall not be liable to any of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Title Company harmless from and against all costs, claims, and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Title Company’s duties hereunder, except with respect to actions or omissions taken or suffered by Title Company in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Title Company.

Section 4.6 Title Company to Acknowledge Agreement. Title Company shall acknowledge its agreement to the provisions of this Article 4, Article 13 and Article 15 by executing the joinder to this Agreement.

ARTICLE 5

Inspection and Due Diligence Period

Section 5.1 Physical Inspection of Real Property.

(a) Purchaser and its employees, consultants, representatives and authorized agents shall have the right, at Purchaser’s risk, cost and expense and subject to the rights of Tenants under the terms of their Leases, to enter the Real Property at any time or times before the Closing Date, during normal business hours and after reasonable advance notice, for purposes of making such investigations and studies as Purchaser deems necessary or desirable to evaluate the Property. Purchaser shall provide Seller at least one (1) Business Days’ written notice in advance of Purchaser’s entry upon the Real Property. Seller may, at its option, have an authorized representative of Seller present at any inspections of the Real Property. Purchaser shall not make or perform any borings or other physically invasive or destructive tests without Seller’s prior written consent, which may be given or withheld in Seller’s sole discretion. In making its tests, inspections, investigations or studies, Purchaser shall not materially interfere with or disturb the use, occupancy or operation of the Building by Seller or any of the Tenants.

(b) Purchaser shall not enter the Building until Purchaser has delivered to Seller a certificate of insurance (in the form of ACORD 27) evidencing that Purchaser has obtained a policy of Commercial General Liability Insurance protecting Purchaser, as named insured, and Seller, as an additional insured, against liability for bodily injury, death and property damage occurring in or about the Building, with such policy to afford protection to the limit of not less than $1,000,000 per occurrence, $2,000,000 in the aggregate, combined single limit for bodily injury, death and property damage. Purchaser shall maintain the foregoing insurance at all times immediately prior to such entry through Closing or the earlier termination of this Agreement and thereafter with respect to any pre-Closing claim.

(c) Purchaser shall not make any physical changes to the Real Property and, except for any matter arising from the mere discovery of any pre-existing condition at the Property and except to the extent caused by Seller’s negligent act or omission, Purchaser shall indemnify and hold harmless Seller from and against (i) all physical damage to the Real Property owned by Seller caused by its tests and investigations, (ii) all loss, liability or damage suffered or incurred by Seller arising out of or resulting from injury or death to individuals or damage to personal property caused by the tests and investigations conducted by, or at the direction of, Purchaser, and (iii) all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to the foregoing, unless (in each case) such loss, liability or damage arises out of Seller’s negligence or willful misconduct.

(d) Purchaser’s obligations to indemnify Seller pursuant to Section 5.1(c) shall survive the termination of this Agreement.

Section 5.2 Inspection of Books and Records.

(a) Beginning on the Effective Date and ending on the Closing Date, Purchaser shall have the right to inspect, and Seller shall make available to Purchaser for inspection, copies of all documents and agreements in Seller’s possession or reasonable control pertaining to the ownership, use, operation, occupancy, maintenance, operation or leasing of the Real Property including the records noted as “Access Documents” on Exhibit J (“Seller’s Records”); provided, however, Seller’s Records shall not include any Confidential Documents. Seller shall allow such inspections to be conducted during normal business hours upon reasonable notice to Seller and shall make Seller’s Records pertaining to the physical condition of the Property and to daily operations (including, without limitation, Seller’s Record’s pertaining to tenant correspondence, lease files, litigation, construction, zoning and governmental authorities) available to Purchaser at the Real Property and with Seller’s Records (if any) pertaining to accounting matters being at Seller’s offices in Portland, Oregon. Purchaser understands and acknowledges that Seller’s Records will be provided, and all other documents and written materials delivered by Seller to Purchaser will be provided, without any representation or warranty, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein, or Purchaser’s ability to rely thereon, except for the representations and warranties made by Seller in Article 6. Purchaser shall not, without reasonable prior notice given to Seller, contact any Tenant. Seller shall be permitted to have a representative present during any discussions between Purchaser and any Tenant.

(b) To the extent in Seller’s possession or reasonable control, Seller will deliver to Purchaser within three (3) Business Days after the Effective Date, copies of the documents noted as “Delivery Items” on Exhibit J.

Section 5.3 Title Examination and Survey.

(a) Title Commitment and Survey. Within ten (10) days after the Effective Date, Purchaser shall obtain and deliver to Seller a current commitment for the issuance of an owner’s policy of title insurance for the Real Property (the “Title Commitment”) issued by Title Company. Purchaser acknowledges that Seller has delivered to Purchaser a copy of an ALTA/ACSM Land Title Survey of the Real Property, last revised September 3, 2014, prepared by Mark Martins Engineering, LLC (the “Survey”).

(b) Purchaser’s Title Objections. If Purchaser objects to any matter set forth in the Title Commitment and/or disclosed by the Survey, Purchaser shall do so by notifying Seller in writing of such objection within twenty-two (22) days after the Effective Date (the “Title/Survey Deadline”). If Purchaser does not object to a particular matter set forth in the Title Commitment and/or disclosed by the Survey on or before the Title/Survey Deadline (all such matters set forth in the Title Commitment and/or disclosed by the Survey on or before the Title/Survey Deadline, collectively, the “Initial Matters”), Purchaser shall be conclusively deemed to have accepted Seller’s title to the Real Property subject to such Initial Matters.

Within three (3) Business Days after receipt of Purchaser’s written notice of any objections to any Initial Matters, Seller shall either agree in writing to cure such objections or shall notify Purchaser in writing that Seller is unable or unwilling to do so. If Seller timely notifies Purchaser that it is unable or unwilling to cure any Initial Matters to which Purchaser objects pursuant to the immediately preceding sentence (collectively, the “Uncured Objection Matters”), Purchaser may terminate this Agreement at any time during the Due Diligence Period pursuant to Section 5.4. If Purchaser does not terminate this Agreement pursuant to the preceding sentence, Purchaser shall be conclusively deemed to have waived any objections to the Uncured Objection Matters, the Uncured Objections Matters shall be deemed to be Permitted Exceptions and Purchaser shall be obligated to purchase the Property in accordance with and subject to the terms of this Agreement without a reduction in the Purchase Price. To the extent Seller timely notifies Purchaser that Seller will cure a title and/or a Survey objection, such objections shall not be a Permitted Exception and Seller shall be obligated to cure and remove the title or survey matter contained in such objection on or before the Closing Date. Notwithstanding anything contained herein, (i) in the event any update to the Title Commitment and/or the Survey discloses matters in addition to the Initial Matters, such additional matters shall not be Permitted Exceptions unless approved by Purchaser in its sole discretion and (ii) Seller shall be obligated to discharge and remove any and all Mandatory Cure Items on or before the Closing Date.

Section 5.4 Termination. Purchaser may elect to terminate this Agreement at any time before the end of the Due Diligence Period by giving Seller written notification (the “Due Diligence Notice”) that Purchaser elects to terminate this Agreement. Purchaser shall have the absolute right, in its sole and absolute discretion, to determine whether to give the Due Diligence Notice. If the Due Diligence Notice is timely given, Title Company shall promptly return the Deposit to Purchaser, and, except as otherwise provided in this Agreement, no party shall have any further liability to any other party under this Agreement. If this Agreement is terminated pursuant to the provisions of this Section, Purchaser agrees, upon its receipt of a written request from Seller delivered no later than thirty (30) days after the termination of this Agreement, (i) to deliver to Seller copies of all final, non-privileged surveys, written engineering and environmental reports prepared by third parties for Purchaser during the Due Diligence Period and (ii) to destroy or return to Seller all Information in Purchaser’s possession which was previously delivered by Seller to Purchaser and to promptly confirm such destruction in a written notice delivered to Seller. All third party reports and studies shall be delivered to Seller for information only without any representation or warranty as to their accuracy and completeness and without any right to rely thereon. If this Agreement is terminated by Purchaser in accordance with this Section, then Seller and Purchaser shall each pay one-half (1/2) of any and all reasonable and customary title escrow and Purchaser shall pay all title cancellation and title search and commitment charges.

ARTICLE 6

Representations and Warranties of Seller

Seller makes the following representations and warranties to Purchaser:

Section 6.1 Representations and Warranties Regarding Authority and Status.

(a) Organization. Seller is a limited liability company duly and validly existing, in good standing, under the laws of the State of Delaware and is qualified to business in the State of New Jersey.

(b) Authorization. Seller has the full right, power and authority to execute and deliver this Agreement and has obtained all required approvals from its partners and/or its related funds to enter into this Agreement and to consummate the transaction contemplated hereby.

(c) No Conflicting Agreements. The execution and delivery by Seller of, and the performance and compliance by Seller with the terms and provisions of, this

Agreement do not violate any of the terms, conditions or provisions of (i) Seller’s operating agreement, (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other Governmental Authority to which Seller and/or the Property is subject, or (iii) any agreement or contract to which Seller is a party or to which it or the Property is subject.

(d) United States Person. Seller is a “United States person” within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(e) ERISA; Employees. Seller is not a “plan” nor a plan “fiduciary” nor an entity holding “plan assets” (as those terms are defined under the Employee Retirement Income Security Act of 1974, as amended, and its applicable regulations as issued by the Department of Labor and the Internal Revenue Service, “ERISA”) nor an entity whose assets are deemed to be plan assets under ERISA. There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Property whose employment will continue after the Closing Date. There is no bargaining unit or union contract relating to any employees of Seller.

(f) OFAC. Neither Seller nor any of its affiliates, nor any of their respective partners, or to Seller’s knowledge, any of their members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

Section 6.2 Representations and Warranties Regarding Real Estate and Legal Matters.

(a) Condemnation. Seller has not received from any Governmental Authority any notice of, and Seller has no actual knowledge of, pending or contemplated condemnation proceedings affecting the Real Property, or any part thereof.

(b) Litigation. Except as set forth on the Litigation Schedule, there are no investigations, actions, suits, proceedings or claims pending or, to the knowledge of Seller, threatened against or affecting Seller or the Real Property, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

(c) Environmental Matters. Seller has delivered to Purchaser copies of the environmental reports described on Schedule 6.2(c) (whether one or more, the “Environmental Report”). To the actual knowledge of Seller (without independent investigation or verification), except as disclosed in the Environmental Report, on the

Effective Date (i) there are no Hazardous Materials (including, without limitation, Permitted Hazardous Materials) on the Real Property in violation of Legal Requirements, (ii) Seller has not received any written notice that the Real Property is in violation of any Environmental Law that has not been cured, and (iii) neither Seller, the Property nor the Tenants are in violation of any requirements that may be applicable to the Property under ISRA.

(d) Violations of Legal Requirements. Seller has not received written notice of any violations of Legal Requirements, which violations have not been cured.

(e) Tax Appeals. There is no ongoing appeal with respect to taxes or special assessments on the Property for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Property have been paid in full.

Section 6.3 Representations and Warranties Regarding Leases, Contracts and Other Documents.

(a) Leases. The Lease Schedule sets forth all Leases in effect on the Effective Date and the amount of any Security Deposit paid by the Tenant under each Lease (noting whether such Security Deposit was made by cash or letter of credit). Seller has delivered or made available to Purchaser for Purchaser’s review a true and complete copy of each Lease. Seller has not received written notice alleging, and has no actual knowledge of, any default of any of its material obligations under the Leases, which default(s) has(have) not been cured. Seller has not given any Tenant written notice alleging, and Seller has no actual knowledge, that such Tenant is in default of any of its material obligations under its Lease, which default has not been cured. Except as expressly stated in the Lease Schedule, all leasing commissions and tenant improvement allowances have been fully paid and satisfied by Seller with respect to the current term and the current demised premises under each Lease and no such commissions or tenant improvement allowances will become payable in the future with respect to the current term and the current demised premises under each Lease; and except for the Roof Work, the tenant improvement work (if any) to be performed by the landlord under each Lease (collectively, “Tenant Improvement Work”) has been completed. Seller has delivered to Purchaser or posted on Seller’s or on Broker’s website for the sale of the Property true and complete copies of all leasing commission agreements of which Seller has knowledge that will be binding on Purchaser after Closing in connection with the Property.

(b) Contracts. The Contract Schedule sets forth all Contracts in effect on the Effective Date. Seller has delivered or made available to Purchaser for Purchaser’s review complete copies of each of the Contracts. Seller has performed all obligations required to be performed by it and is not in material default under any of the Contracts.

(c) Management Agreement. Immediately prior to Closing, there will be no contract or agreement in effect with any third party for the management and/or landlord leasing representation for the Real Property (other than any agreement entered into by Purchaser) and no such contract or agreement shall be binding on the Real Property or Purchaser from and after Closing.

Section 6.4 Representation and Warranty Regarding Brokers. Except for the Broker, no agent, broker or other Person acting pursuant to express or implied authority of Seller is entitled to any commission or finder’s fee in connection with the transactions contemplated by this Agreement or will be entitled to make any claim against Seller for a commission or finder’s fee. Seller has not dealt with any agent or broker in connection with the purchase of the Property other than the Broker.

Section 6.5 Survival. All representations and warranties contained in this Article shall survive the Closing, except that the representations and warranties in Section 6.2 and in Section 6.3 shall terminate nine (9) months after the Closing Date (the “Survival Period”) unless Purchaser initiates legal proceedings against Seller for a breach thereof during the Survival Period.

Section 6.6 Limitations on Seller’s Liability for Representations and Warranties. Seller’s liability for a misrepresentation or breach of warranty under this Article shall be subject to the following limitations:

(a) Whenever a representation or warranty is made in this Agreement on the basis of the best knowledge or the actual knowledge of Seller or words of similar import, or whether Seller has received written notice, such representation or warranty is made solely on the basis of the actual, as distinguished from implied, imputed or constructive, knowledge on the date that such representation or warranty is made of Scott D. Hodson (“Seller’s Representative”). Purchaser agrees that no Seller’s Representative shall have any personal liability under this Agreement. As used in this Agreement, the terms “actually known by Purchaser,” “to Purchaser’s actual knowledge,” “Purchaser obtains actual knowledge” or words of similar import shall mean any matter (i) disclosed by any written document delivered by Seller to Purchaser or posted on Seller’s or on Broker’s website for the sale of the Property, (ii) disclosed by any written report prepared for Purchaser by any employee, agent or independent contractor of Purchaser in connection with Purchaser’s due diligence or otherwise with respect to its acquisition of the Property, or (iii) actually known by Emily Santangelo, Dave Fazekas or Kyle O’Connor.

(b) If, before the Closing, Purchaser obtains actual knowledge that any of Seller’s representations or warranties is inaccurate and Purchaser’s nonetheless proceeds with the Closing, Seller shall not have any liability for any such matter regarding which Purchaser had actual knowledge before the Closing.

ARTICLE 7

Representations and Warranties of Purchaser

Section 7.1 General. Purchaser makes the following representations and warranties to Seller:

(a) Organization. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

(b) Authorization. Purchaser is authorized to execute and deliver this Agreement and to consummate the transaction contemplated hereby; provided, however, that Purchaser will require approval of its board of directors in order to consummate the acquisition of the Property, which approval Purchaser intends to seek prior to the end of the Due Diligence Period. If Purchaser does not terminate this Agreement during the Due Diligence Period, Purchaser shall be deemed to have obtained the aforementioned approval of its board of directors and Purchaser shall have no right to extend the Due Diligence Period to obtain the aforementioned approval of its board of directors.

(c) No Conflicting Agreements. The execution and delivery by Purchaser of, and the performance and compliance by Purchaser with the terms and provisions of, this Agreement do not violate any of the terms, conditions or provisions of (i) Purchaser’s organizational documents, (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other Governmental Authority to which Purchaser is subject, or (iii) any agreement or contract to which Purchaser is a party or to which it is subject.

(d) Brokers. Except for the Broker, no agent, broker or other Person acting pursuant to express or implied authority of Purchaser is entitled to any commission or finder’s fee in connection with the transactions contemplated by this Agreement or will be entitled to make any claim against Seller for a commission or finder’s fee. Purchaser has not dealt with any agent or broker in connection with the purchase of the Property other than the Broker.

(e) Investigations. Purchaser is a sophisticated investor with substantial experience in purchasing and owning frontage retail and office/warehouse buildings similar to the Property. Purchaser has examined and inspected, and will have the right to examine and inspect, the physical nature and condition of the Property, including structural, mechanical, plumbing, electrical, environmental and safety conditions. Without limitation on the representations, warranties and covenants of Seller contained herein or in the documents delivered by Seller at Closing (the “Closing Documents”), Purchaser agrees to purchase the Property in its “as is, where is condition with all faults,” solely in reliance on its own tests, investigations and studies and not in reliance on any representations or warranties made by Seller with regard to those matters except as expressly set forth in this Agreement and/or in the Closing Documents, and Purchaser agrees that the Purchase Price reflects and takes into account that the Property is being sold in the aforementioned condition. Neither Seller, the Broker nor any other agent, partner, employee, or representative of Seller has made any representation or warranty regarding the physical condition of the Real Property, or any part thereof, or anything relating to the subject matter of this Agreement, except as expressly set forth in this Agreement and/or in the Closing Documents; and Purchaser, in signing and delivering this Agreement, has not and will not rely upon any statement, information, or representation to whomsoever made or given, whether to Purchaser or others, and whether directly or indirectly, verbally or in writing, made by any Person, except as expressly set forth in this Agreement and/or in the Closing Documents.

(f) ERISA. Purchaser is not using the assets of an employee benefit plan as defined in Section 3(3) of ERISA and covered under Title I, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder.

(g) OFAC. To the actual knowledge of Emily Santangelo, Dave Fazekas and/or Kyle O’Connor (without any duty of inquiry), neither Purchaser nor any of its affiliated entities, nor any of their respective partners, or to Purchaser’s knowledge, any of their members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

Section 7.2 Survival. All representations and warranties made by Purchaser in Section 7.1 shall survive the Closing.

ARTICLE 8

Additional Obligations of Seller

Section 8.1 Possession. Seller shall deliver possession of the Real Property to Purchaser on the Closing Date, subject only to the rights of Tenants under the Leases described in the Lease Schedule and any additions, renewals and replacements thereof entered into in accordance with this Agreement.

Section 8.2 Affirmative Covenants. From and after the Effective Date and through the Closing Date, Seller will:

(a) continue to manage and operate the Real Property in the ordinary course of Seller’s business and in a manner consistent with Seller’s past practices with respect to the Real Property and shall maintain insurance on the Real Property as currently insured;

(b) give prompt notice to Purchaser in accordance with Section 16.5 of any Casualty or eminent domain (or threat thereof) affecting the Property following the Effective Date;

(c) perform, observe and comply in all material respects with the terms and provisions of all Leases and Contracts to be performed, observed or complied with by Seller as the landlord under such Leases and Contracts, as applicable; and

(d) promptly notify Purchaser of any event or condition known to Seller that causes any representation or warranty of Seller to be untrue as of the Closing Date.

Section 8.3 Negative Covenants. From and after the Effective Date and through the day that is ninety (90) days after the Effective Date, Seller agrees that, without Purchaser’s written consent in each case, which consent may be granted or withheld in Purchaser’s sole discretion, Seller will not:

(a) except as otherwise provided in Section 8.8, alter or amend any of the Assignable Contracts or become a party to any new Contract unless the new Contract is terminable without penalty to the then-owner of the Building upon not more than thirty (30) days notice;

(b) alter, amend, renew or extend any Lease in any respect, except to the extent required in connection with options exercised by a Tenant pursuant to an option contained in such Tenant’s Lease;

(c) subject to the provisions of Section 8.3(b) to the contrary, (i) enter into any lease, (ii) amend, modify, or cancel any Lease (or guaranty thereof) or (iii) grant any consents under, or waive any provisions of, any Lease, in each case without the prior written consent of Purchaser;

(d) terminate any Lease, or accept a surrender of the leased premises thereunder;

(e) transfer, assign or create any right or interest whatsoever in or to the Property, market the Property for sale, cause or permit any encumbrance to be placed of record against the real Property or enter into any agreement to do any of the foregoing; and/or

(f) knowingly take, or knowingly cause any action to be taken, which would result in any representations or warranties of Seller contained in Section 6.1 to be untrue in any material respect as of the Closing Date.

Section 8.4 Leasing Commissions, Tenant Allowances and Tenant Improvement Work. Seller shall be responsible for, and pay on or before the Closing Date (or provide Purchaser a credit thereof) all outstanding leasing commissions and tenant improvement allowances and the cost of any Tenant Improvement Work with respect to the current term and the current demised premises under each Lease (collectively, “Seller’s Leasing Costs”).

Section 8.5 Tenant Estoppels. Seller will send the Estoppel Certificates to the Tenants within ten (10) days after the Effective Date and will use commercially reasonable efforts to deliver to Purchaser, at least three (3) Business Days prior to Closing, an Estoppel Certificate certified to Purchaser from each Tenant in the applicable form attached hereto as Exhibit B (an “Estoppel Certificate”). Purchaser shall have three (3) Business Days after Purchaser’s receipt of an Estoppel Certificate from a Tenant (but in any case, prior to Closing) to disapprove the applicable Estoppel Certificate so received on the basis of such constituting a Non-Complying Estoppel Certificate (and the failure to timely do so shall constitute approval thereof). A “Non-Complying Tenant Estoppel Certificate” means an Estoppel Certificate that (a) discloses economic or other terms of the applicable Lease that are inconsistent in a material and adverse manner with the terms of the Lease delivered to Purchaser by Seller pursuant to this Agreement and of which Purchaser did not have actual knowledge prior to the expiration of the Due Diligence Period, (b) alleges (1) a monetary default of Seller under the applicable Lease, or (2) a material non-monetary default of Seller under the applicable Lease, or (c) is dated more than forty (45) days prior to the Closing. Seller shall not be obligated to incur any third-party costs in connection therewith or to declare any default or event of default or otherwise exercise any remedies against any Tenant on account of such Tenant’s failure to provide an Estoppel Certificate. Seller shall not be in default hereunder by reason of Seller’s failure to deliver one or more Estoppel Certificates to Purchaser or by reason of Seller’s delivery of one or more Estoppel Certificates that are Non-Complying Tenant Estoppel Certificates. Seller shall provide Purchaser with a copy of each completed Estoppel Certificate and Purchaser shall have two (2) Business Days after receipt of such copy to give Seller any comments on such Estoppel Certificate prior to Seller submitting same to the applicable Tenant, which comments shall be limited to the factual information that Seller inserts in the applicable Estoppel Certificate.

Section 8.6 Expenses. Seller agrees to pay all expenses incurred by it in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the fees and expenses of its legal counsel.

Section 8.7 Sales Commission. Seller agrees to pay the commissions payable to the Broker in accordance with a separate agreement between Seller and Broker. Seller and Purchaser will execute such documents as the other might reasonably require in confirmation of the consent of both parties to CBRE’s dual representation of Seller and Purchaser in connection with the transaction contemplated under this Agreement.

Section 8.8 Cancellation of Contracts. Seller shall terminate each Contract described on the Contract Schedule and which is not designated for assumption by Purchaser in a written notice given to Seller at least ten (10) days prior to the expiration of the Due Diligence Period. The foregoing notwithstanding, Seller shall have no obligation to terminate that certain Contract for exterior lighting at the Real Property between Seller and the local electric utility (PSEG).

Section 8.9 Roof Repairs. Not later than three (3) Business Days prior to the Closing Date, Seller shall, at Seller’s expense, (i) perform or cause to be performed the Roof Work (as defined in the Bob’s Lease) in a good, workmanlike and lien-free fashion and in compliance with the terms and conditions of Bob’s Lease and (ii) deliver to Purchaser the Completion Evidence. After Closing, Purchaser will have no claims against Seller with respect to the Roof Work and Purchaser’s sole remedy with respect to the Roof Work hereunder shall be to enforce the Roof Work warranty received from the roofing general contractor and assigned by Seller to Purchaser at Closing.

Section 8.10 Non-cash Tenant Deposits. With respect to any security deposit under any Lease that is in the form of a letter of credit, Seller shall (i) deliver such letter of credit to Purchaser at Closing, together with any applicable transfer fee(s); (ii) execute and deliver at Closing such other instruments as the issuer of such letter of credit shall require in order to assign Seller’s interest in the same to Purchaser; and (iii) cooperate with Purchaser in changing the named beneficiary entitled to the benefits of such letters of credit to Purchaser.

Section 8.10 Compliance Certificate. Seller will use commercially reasonable efforts to obtain the Compliance Certificate prior to Closing, but in no event shall Seller have any obligation to incur costs and expenses in excess of $25,000.00 in connection with Seller’s efforts to obtain the Compliance Certificate.

ARTICLE 9

Additional Obligations of Purchaser

Section 9.1 Expenses. Purchaser agrees to pay all expenses incurred by it in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the fees and expenses of its legal counsel.

ARTICLE 10

Conditions Precedent to Seller’s Obligations

The obligations of Seller to sell the Property to Purchaser and to perform the other covenants and obligations to be performed by it on the Closing Date shall be subject to the following conditions (all or any of which may only be waived in writing by Seller):

Section 10.1 Purchaser’s Representations and Warranties True. The representations and warranties made by Purchaser in Article 7 shall be true and correct in all material respects on the Effective Date and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

Section 10.2 Purchaser’s Performance. Purchaser shall have performed in all material respects all obligations required by this Agreement to be performed by it on or before the Closing Date.

ARTICLE 11

Conditions Precedent to Purchaser’s Obligations

The obligations of Purchaser to purchase the Property from Seller and to perform the other covenants and obligations to be performed by it on the Closing Date shall be subject to the following conditions (all or any of which may only be waived in writing by Purchaser):

Section 11.1 Seller’s Representations and Warranties True. The representations and warranties made by Seller in Article 6 shall be true and correct in all material respects on the Effective Date and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date.

Section 11.2 Seller’s Performance. Seller shall have performed in all material respects all covenants and obligations required by this Agreement to be performed by it on or before the Closing Date.

Section 11.3 Title to Real Property. The condition of Seller’s title to the Property shall be as set forth in Section 5.3 as evidenced by the Title Company issuance to Purchaser, at Closing, of a 2006 ALTA form of extended coverage owner’s policy of title insurance insuring good, marketable, insurable title to the Real Property in Purchaser in the amount of the Purchase Price, subject only to the Permitted Exceptions.

Section 11.4 Absence of Major Unrepaired Damage. There shall be no unrepaired damage by Casualty to any portion of the Real Property the estimated cost of repair of which is more than two percent (2%) of the Purchase Price, as estimated in good faith by an architect mutually agreed upon by Seller and Purchaser.

Section 11.5 Tenant Estoppels. Purchaser shall have received an Estoppel Certificate from each Tenant and such Estoppel Certificate shall not be a Non-Complying Tenant Estoppel Certificate.

Section 11.6 No Lease Termination. No Tenant shall have terminated, or given written notice of intent to terminate, its Lease pursuant to the terms of such Tenant’s Lease.

Section 11.7 No Tenant Bankruptcy. No Tenant shall have filed for voluntary bankruptcy after the Effective Date or be subject to an involuntary bankruptcy proceeding after the Effective Date.

Section 11.8 Compliance Certificate. To the extent required under any applicable Legal Requirement, Seller shall have delivered to Purchaser (i) a certificate of continued occupancy (or similar) issued by the applicable and appropriate Governmental Agencies evidencing no outstanding code violations at the Real Property and (ii) evidence that the Real Property, if required to be inspected prior to Closing in connection with such certificate of continued occupancy (or similar) and/or the transactions contemplated hereunder by any governmental agency, was so inspected, such certification or evidence to be dated not earlier than thirty (30) days prior to the Closing Date (the “Compliance Certificate”).

ARTICLE 12

Damage by Casualty or Condemnation

Section 12.1 Effect of Unrepaired Damage. If (i) any portion of the Property is damaged by Casualty after the Effective Date and is not repaired and restored substantially to its original condition before the Closing, and (ii) (a) the estimated cost of repairs is less than two percent (2%) of the Purchase Price and (b) no Tenant has the right to terminate its Lease as a result of such Casualty, Purchaser shall be required to purchase the Property in accordance with the terms of this Agreement and, at Closing, Seller shall assign to Purchaser all insurance claims and proceeds with respect thereto and shall pay or credit to Purchaser the amount of any deductible or uninsured loss with respect to such Casualty. If (x) the estimated cost of repairing such damage is two percent (2%) or more of the Purchase Price, or (y) a Tenant has the right to terminate its Lease as a result of such Casualty, Purchaser shall, as its sole option, either (i) terminate this Agreement, in which case Title Company shall return the Deposit to Purchaser and no party shall have any further liability or obligation to any other party under this Agreement, except as otherwise provided in this Agreement; or (ii) proceed with the Closing, in which case Seller shall assign to Purchaser all insurance claims and proceeds (other than claims and proceeds for rent loss insurance for rents attributable to periods prior to the Closing Date) with respect to such damage and shall pay or credit to Purchaser the amount of any deductible or uninsured loss with respect to such Casualty. Purchaser shall deliver to Seller written notice of Purchaser’s election within ten (10) Business Days after Seller informs Purchaser in writing of the repair costs (and the Closing Date shall be extended to accommodate such ten (10) Business Day period, if necessary). If a Casualty to any part of the Property has occurred and Purchaser is required or elects to complete the purchase of the Property, Seller shall cooperate with Purchaser in prosecuting all insurance claims assigned to Purchaser at Closing.

Section 12.2 Estimate of Costs. For purposes of this Article, an architect selected by Seller and approved in writing by Purchaser (such approval not to be reasonably withheld, delayed or conditioned), shall determine the estimated cost to repair damage caused by Casualty.

Section 12.3 Condemnation. If all or any portion of the Property is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently) (a “Taking”), which would (a) result in a loss of value of the Property of two percent (2%) or more, (b) permit Tenant to terminate its Lease or (c) adversely affect access to the Property in any material respect (any such Taking under the foregoing clauses (a), (b) or (c), a “Material Taking”), then Purchaser shall, as its sole option, either (i) terminate this Agreement, in which case Title Company shall return the Deposit to Purchaser and no party shall have any further liability or obligation to any other party under this Agreement, except as otherwise provided in this Agreement; or (ii) proceed with the Closing, in which case Seller shall assign to Purchaser all applicable condemnation awards (or payment in lieu thereof). Purchaser shall deliver to Seller written notice of Purchaser’s election within ten (10) Business Days after Seller informs Purchaser in writing of such eminent domain (and the Closing Date shall be extended to accommodate such ten (10) Business Day period, if necessary). In the event of a Taking that is not a Material Taking, Purchaser and Seller shall proceed with the Closing, in which case Seller shall assign to Purchaser all applicable condemnation awards.

ARTICLE 13

Closing

Section 13.1 Closing Date and Escrow. The closing of the purchase and sale of the Property (the “Closing”) shall take place on January 8, 2015. Closing shall be consummated by delivery of the Closing documents via overnight courier to the Title Company. On or before 2:00 p.m. (local time at the Real Property) on the Closing Date, Purchaser shall cause to be deposited with Title Company immediately available funds in an amount equal to the sum of all amounts owed by Purchaser under this Agreement and as shown on the Closing Statement. Seller shall have the right to extend the date for Closing for a single period of fifteen (15) days if the condition to Closing set forth in Section 11.5 (regarding the delivery of the Tenant Estoppel Certificates) is not satisfied.

Section 13.2 Seller’s Deliveries. At the Closing, Seller shall deliver to Purchaser the following:

(a) the Deed, signed by Seller in recordable form;

(b) the Bill of Sale, signed by Seller;

(c) the Lease and Contract Assignment, signed by Seller;

(d) the General Assignment, signed by Seller;

(e) the Tenant Notice Letter, signed by Seller;

(f) the Non-Foreign Affidavit, signed by Seller;

(g) a certificate executed by Seller, dated as of the Closing Date, pursuant to which Seller shall have certified to Purchaser that Seller’s representations and warranties in Article 6 are true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of the Closing Date or, if and to the extent any of such representations and warranties is not so true and correct, shall identify with reasonable particularity the nature and extent to which any such representation or warranty is not so true and correct;

(h) an Owner’s Affidavit in the form attached as Exhibit I, signed by Seller;

(i) a “gap indemnity” affidavit and other affidavits and other instruments, including all organizational documents of Seller and Seller’s general partner, and good standing certificates reasonably requested by Title Company, evidencing the power and authority of Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(j) the Closing Statement, signed by Seller;

(k) an original or a copy of each Lease and Assignable Contract then in effect (to the extent not theretofore delivered to Purchaser);

(l) all keys and entry codes to the Real Property which are in Seller’s possession;

(m) originals of the Leases or Seller shall promptly send the original Leases to Purchaser via overnight courier on the Closing Date;

(n) a schedule setting forth all delinquent Rent owed by Tenants, all prepayments of Rent and all Security Deposits (including letters of credit), if any, held by Seller or its managing agent under the Leases;

(o) all other documents, instruments, agreements and certificates required by this Agreement to be signed by Seller or delivered to Purchaser at the Closing;

(p) all required transfer and other tax declarations and returns duly executed and acknowledged by Seller;

(q) any letter of credit security deposit delivered to Seller by a Tenant in connection with such Tenant’s Lease; and

(r) if received by Seller, the original Estoppel Certificates (to the extent not theretofore delivered to Purchaser).

Section 13.3 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller the following:

(a) the Lease and Contract Assignment, signed by Purchaser;

(b) the Closing Statement, signed by Purchaser;

(c) the Tenant Notice Letter, signed by Purchaser;

(d) a certificate executed by Purchaser, dated as of the Closing Date, pursuant to which Purchaser shall have certified to Seller that Purchaser’s representations and warranties in Article 7 are true and correct in all material respects as of the date of such certificate as if such representations and warranties were made on and as of the date of such certificate or, if and to the extent any of such representations and warranties is not so true and correct, shall identify with reasonable particularity the nature and extent to which any such representation or warranty is not so true and correct;

(e) all other documents, instruments, agreements and certificates required by this Agreement to be signed by Purchaser or delivered to Seller at the Closing; and

(f) all required transfer and other tax declarations and returns duly executed and acknowledged by Purchaser.

ARTICLE 14

Closing Adjustments and Prorations

Section 14.1 General. All rentals, revenues and other income generated by the Real Property and all utilities, Real Estate Taxes, project association dues and other payments, maintenance charges and other operating expenses incurred in connection with the ownership, management and operation of the Real Property shall be paid or shall be prorated between Seller and Purchaser in accordance with the provisions of this Article. For purposes of the prorations and adjustments to be made pursuant to this Article, Purchaser shall be deemed to own the Real Property and therefore be entitled to any revenues and be responsible for any expenses for the entire day upon which the Closing occurs. Any apportionments and prorations which are not expressly provided for in this Article shall be made in accordance with the customary practice in the jurisdiction where the Real Property is located. Seller shall prepare and the parties shall agree upon a schedule of adjustments (the “Closing Statement”) before the Proration Date. The prorations required by this Article shall be subject to post-Closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such prorations; provided, however, except as otherwise expressly provided in this Article to the contrary, such prorations shall be deemed final and not subject to further post-Closing adjustments with respect to any adjustments not requested in writing by Purchaser or Seller within six (6) months after the Closing.

Section 14.2 Rent. Rent shall be prorated at the Closing in accordance with the following provisions:

(a) Minimum Rent. Subject to Section 14.2(c) (relating to delinquent Rent), Minimum Rent and Additional Rent shall be prorated between Seller and

Purchaser as of the Proration Date on a cash basis (except as set forth below to the contrary with respect to the Minimum Rent and Additional Rent that is payable for the month in which the Proration Date occurs) to the extent actually collected by Seller and based on the actual number of days in the month during which the Proration Date occurs. Seller shall be entitled to all Minimum Rent and Additional Rent which accrues and is collected for the period before the Proration Date and Purchaser shall be entitled to all Minimum Rent and Additional Rent which accrues and is collected for the period after the Proration Date. If, after the Closing Date, Seller receives Minimum Rent and Additional Rent (other than delinquent Rent) from a Tenant for the month in which the Proration Date occurs or for any subsequent month, Seller shall pay such Minimum Rent and Additional Rent to Purchaser within five (5) Business Days after receipt.

(b) [intentionally omitted]

(c) Delinquent Rent. Delinquent rent shall be prorated between Seller and Purchaser as of the Proration Date but not until it is collected after the Closing. All Rent (net of the costs of collection including reasonable attorneys’ fees and costs) received by Seller or Purchaser from and after the Closing Date shall be applied (X) first, to such Rent as is then due (Y) then, to any unpaid Rent due with respect to the month in which the Closing occurred and (Z) then to other delinquent Rent, if any, in the inverse order or maturity (i.e., the most recent delinquency to be paid first). For a period of six (6) months after the Closing Date, Purchaser will make commercially reasonable efforts to collect all Rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or incur any out-of-pocket expenses to collect delinquent Rents. For a period of six (6) months after the Closing Date, Purchaser shall not waive any delinquent Rent or modify or amend any Lease so as to reduce the delinquent Rent owed by the Tenant for any period in which Seller is entitled to receive such delinquent Rent. Seller may attempt to collect any delinquent Rents owed Seller and may institute any lawsuit or collection procedures, but may not evict any Tenant or institute any action to terminate any Lease.

Section 14.3 Taxes and Assessments. Real Estate Taxes assessed against the Real Property and personal property taxes assessed against the Personal Property (“Personal Property Taxes”) shall be prorated between Seller and Purchaser on a cash basis to the extent actually paid by such parties (and not the Tenant’s direct obligation under the Lease), based upon the actual current tax bill. If the most recent tax bill received by Seller before the Proration Date is not the actual current tax bill, then Seller and Purchaser shall initially prorate the Real Estate Taxes at the Closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the Real Estate Taxes retroactively at the Final Closing Adjustment so long as the actual current tax bill is then available.

Section 14.4 Operating Expenses. All Operating Expenses shall be prorated between Seller and Purchaser as of the Proration Date on a cash basis, to the extent actually paid, based on the actual number of days in the month during which the Proration Date occurs. Seller shall be responsible for all Operating Expenses attributable to the period before the Proration Date and Purchaser shall be responsible for all Operating Expenses attributable to the period on and after the Proration Date. To the extent commercially reasonable and practicable, Seller and Purchaser shall obtain billings and meter readings as of the Business Day preceding the Proration Date to aid in the proration of charges for gas, electricity and other utility services which are not the direct responsibility of Tenants. If billings or meter readings as of the Business Day preceding the Proration Date are obtained, adjustments of any costs, expenses, charges or fees shown thereon shall be made in accordance with such billings or meter readings. If billings or meter readings as of the Business Day preceding the Proration Date are not available for any utility service, the charges therefor shall be adjusted at the Closing on the basis of the per diem charges for the most recent prior period for which bills were issued and shall be further adjusted at the Final Closing Adjustment on the basis of the actual bills for the current period.

Section 14.5 Seller’s Credit for Prepaid Expenses; Purchaser’s Credit for Unpaid Expenses.

(a) At the Closing, Seller shall receive credit from Purchaser for all Operating Expenses, Real Estate Taxes, Personal Property Taxes and other items of cost or expense being prorated under this Article which, as of the Closing Date, have been prepaid by Seller for a period on and after the Proration Date.

(b) At the Closing, Purchaser shall receive credit from Seller for all Operating Expenses, Real Estate Taxes, Personal Property Taxes and other items of cost or expense being prorated under this Article which are accrued, but unpaid, as of the Closing Date, but only to the extent such accrued, unpaid items relate to a period before the Closing Date. On and after the Closing Date, Purchaser shall pay all amounts for which Purchaser receives credit under this Section.

Section 14.6 Cash Security Deposits. Purchaser shall be credited with and Seller shall be charged with an amount equal to the sum of all cash Security Deposits being held by Seller or Seller’s managing agent under the Leases.

Section 14.7 Utility Deposits. Seller shall be entitled to retain all Utility Deposits. If any of the Utility Deposits is not refundable to Seller without replacement by Purchaser, Purchaser shall either: (i) deliver the requisite replacement Utility Deposit to the utility company on or before the Closing Date, or (ii) pay to Seller at the Closing the amount of such Utility Deposit, against a good and sufficient transfer by Seller to Purchaser of all interest of Seller in the Utility Deposit.

Section 14.8 Required Statements and Reports.

(a) Exchange of Information. As soon as reasonably practical after the Closing Date, Seller shall furnish to Purchaser a statement, certified to be true and correct by Seller, setting forth all Operating Expenses incurred by Seller during the period beginning on the first day of the calendar year in which the Proration Date occurs (the

“Calendar Year of Proration”) and ending on the day before the Proration Date and all reimbursements (if any) received during such period by Seller, as landlord, under the Leases for each Tenant’s share of Reimbursable Expenses for the Calendar Year of Proration. As soon as reasonably practical after December 31 of the Calendar Year of Proration, Purchaser shall furnish to Seller a statement, certified to be true and correct by Purchaser, setting forth all Operating Expenses incurred by Purchaser during the period beginning on the Proration Date and ending on the last day of the Calendar Year of Proration and all reimbursements received during such period by Purchaser, as landlord, under the Leases for each Tenant’s share of Reimbursable Expenses for the Calendar Year of Proration.

(b) Purchaser’s Obligation to Bill Tenants. For a period of six (6) months after Closing, Purchaser shall bill each Tenant, at the time and in the manner required by the Tenant’s Lease, for the amount (if any) of Reimbursable Expenses for the Calendar Year of Proration (and, if not billed by Seller before the Closing Date, the amount (if any) of Reimbursable Expenses for the calendar year immediately preceding the Calendar Year of Proration) which the Tenant is obligated to pay to Purchaser, as landlord under the Tenant’s Lease, and shall prepare and deliver to each Tenant, at Purchaser’s expense, all statements and other supporting information required by the Tenant’s Lease to substantiate the amount billed.

Section 14.10 Final Closing Adjustment. No later than 180 days after the Closing, Seller and Purchaser shall make a final adjustment to the prorations made pursuant to this Article (the “Final Closing Adjustment”). The Final Closing Adjustment shall be made in the following manner: all adjustments or prorations not made or not correctly made at the Closing shall be made or remade (as applicable) as a part of the Final Closing Adjustment. Any net adjustment in favor of Purchaser shall be paid in cash or cash equivalent by Seller to Purchaser no later than twenty (20) days after the Final Closing Adjustment. Any net adjustment in favor of Seller shall be paid in cash or cash equivalent by Purchaser to Seller no later than twenty (20) days after the Final Closing Adjustment.

Section 14.11 Closing Costs and Transfer Taxes. Seller shall pay the cost of preparing and recording the Deed and the New Jersey Realty Transfer Fee payable in connection with the recording of the Deed, but if the Property is subject to the so called “New Jersey Mansion Tax,” Purchaser will pay such “New Jersey Mansion Tax.” Purchaser shall pay all expenses of examinations of title, title insurance premiums (including for all endorsements), the cost of any Survey update or revision requested by Purchaser, fees, charges and expenses of Title Company, the tax certificate and all other recording fees and Closing expenses. All Closing costs other than those for which payment responsibility is expressly allocated to Seller or Purchaser in this Agreement, shall be paid by Seller or Purchaser in accordance with local custom.

Section 14.12 Tenant Incentives and Leasing Commissions. Seller shall be responsible for, and indemnifies Purchaser against, (i) all Seller’s Leasing Costs. The provisions of this Article shall survive the Closing.

ARTICLE 15

Termination and Default

Section 15.1 Reasons for Termination. This Agreement may be terminated upon written notice given to Title Company and the other party by:

(a) Purchaser at the Closing, if any one or more of the conditions set forth in Article 11 is not satisfied prior to or at Closing; or

(b) Seller at the Closing, if any one or more of the conditions set forth in Article 10 is not satisfied prior to or at Closing.

Section 15.2 Termination by Purchaser.

(a) If Purchaser terminates this Agreement pursuant to Section 15.1(a), this Agreement shall become null and void, Title Company shall return the Deposit to Purchaser and no party shall have any further liability or obligation to any other party under this Agreement, except as otherwise provided in this Agreement; provided that in the event such termination by Purchaser is the result of a default by Seller, Seller shall Seller shall also reimburse Purchaser for Purchaser’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Purchaser’s due diligence, up to a maximum of $75,000.00 (in the aggregate). The provisions of this Section shall survive any termination of this Agreement.

(b) If Seller defaults prior to Closing in performing any of the covenants or agreements to be performed by Seller under this Agreement, Purchaser shall have the right, in lieu of terminating this Agreement pursuant to Section 15.1, to elect to permit this Agreement to remain in effect and to sue for specific performance (but not to seek or collect any damages caused by Seller’s default, except as otherwise expressly provided herein). If Purchaser does not file suit for specific performance within thirty (30) days after the earlier of the scheduled Closing Date or Purchaser’s receipt of Seller’s written demand (following Purchaser’s allegation that Seller has defaulted under this Agreement) that Purchaser elect to either terminate this Agreement pursuant to Section 15.1 or to file suit for specific performance, then Purchaser shall be deemed to have elected to terminate this Agreement pursuant to Section 15.2(a). If Purchaser elects to pursue specific performance pursuant to this Section 15.2(b) but specific performance as contemplated in this Section 15.2(b) is unavailable to Purchaser as a result of any action taken by Seller, Seller shall reimburse Purchaser for Purchaser’s direct and actual damages, including without limitation all of its out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Purchaser’s due diligence, provided that in no event shall such reimbursement exceed $75,000.00 (in the aggregate).

(c) Notwithstanding anything set forth in this Agreement to the contrary, Purchaser agrees that if the Closing is consummated, Seller shall have no liability to Purchaser for any breach of Seller’s covenants, agreements, representations or warranties under this Agreement and/or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser unless the valid claims for all such breaches collectively aggregate more than $50,000, in which event the full amount of such valid claims shall be actionable up to the Cap Amount; and Purchaser agrees that any recovery against Seller for any breach of Seller’s covenants, agreements, representations and warranties under this Agreement and/or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser, or under any law applicable to the Property or this transaction, shall be limited to Purchaser’s actual damages not in excess of $1,000,000 (the “Cap Amount”) in the aggregate and that in no event shall Purchaser be entitled to seek or obtain, and Purchaser hereby waives any right to pursue a claim thereunder for, any other damages of any kind, including, without limitation, consequential, indirect or punitive damages. Notwithstanding anything contained herein or in the Closing Documents, the Cap Amount shall in no event apply to claims made or Seller’s liabilities under Article 14 or Sections 17.8 or 17.9 of this Agreement or attorneys’ fees reimbursement provision contained in the Closing Documents. The provisions of this Section shall survive the Closing or any termination or purported termination of this Agreement.

Section 15.3 Termination by Seller. If Seller terminates this Agreement pursuant to Section 15.1(b) because of a failure by Purchaser to consummate the purchase of the Property in breach of this Agreement, Title Company shall pay the Deposit to Seller as Seller’s sole and exclusive remedy and as liquidated damages and no party shall have any further liability or obligation to any other party under this Agreement, except with respect to those provisions hereof that survive a termination hereof. SELLER AND PURCHASER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF FAILURE BY PURCHASER TO CONSUMMATE THE PURCHASE OF THE PROPERTY IN A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION FAILS TO CLOSE AS A RESULT OF SUCH BREACH AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. Seller hereby waives any right to pursue a claim for consequential, indirect or punitive damages under this Agreement and/or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser, or under any law applicable to the Property or this transaction.

ARTICLE 16

Notices

16.1 Notices.

(a) Manner of Giving Notice. Each notice, request, demand, consent, approval or other communication (individually, a “Notice” and collectively, the “Notices”) which Seller or Purchaser is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be given by one of the follows means: (1) personal delivery with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered), (2) nationally recognized overnight delivery service designating next Business Day delivery (any notice so delivered shall be deemed to have been received on the next Business Day following receipt by the courier), or (3) facsimile or email (with a copy of such facsimile or email notice also being sent to the recipient in accordance with clause (2) above within twenty-four (24) hours after such facsimile or email notice is sent) and any notice so delivered shall be deemed to have been received (i) on the date of transmission, if so transmitted before 5:30 p.m. (local time of the recipient) on a Business Day, or (ii) on the next Business Day, if so transmitted on or after 5:30 p.m. (local time of the recipient) on a Business Day or if transmitted on a day other than a Business Day), addressed to the parties at their respective addresses designated pursuant to subsection (b).

(b) Addresses for Notices. All notices shall be addressed to the parties at the following addresses: if to Seller, to Totowa Property Associates, LLC, c/o Pacific Realty Associates, L.P., 15350 S.W. Sequoia Parkway, Suite 300, Portland, Oregon 97224 Attention: Real Estate Counsel, email: jeffo@pactrust.com; with a copy to Totowa Property Associates, LLC, c/o Pacific Realty Associates, L.P., 15350 S.W. Sequoia Parkway, Suite 300, Portland, Oregon 97224 Attention: Scott D. Hodson email: scotth@pactrust.com; and with a copy to Fried Frank Harris Shriver & Jacobson LLP, 801 17th Street NW, Washington DC 20006 Attention: Franz R. Rassman email: franz.rassman@friedfrank.com; and if to Purchaser, to IPT Acquisitions LLC, c/o Industrial Property Trust Inc., 518 17th Street, 17th Floor, Denver, Colorado 80202, Attention: Thomas McGonagle, email: tmcgonagle@industrialpropertytrust.com; with a copy to Joshua J. Widoff, General Counsel, Industrial Property Trust Inc., 518 17th Street, 17th Floor, Denver, Colorado 80202, email: jwidoff@dividendcapital.com and a copy to Jeremy T. Bunnow, Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, email: jeremy.bunnow@bfkn.com. Either party may, by notice given pursuant to this Section, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt.

(c) Notice Given by Counsel. All Notices that are required or permitted to be given by either party to the other under this Agreement may be given by such party or its legal counsel.

ARTICLE 17

Miscellaneous Provisions

Section 17.1 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, contains the entire agreement between the parties relating to the purchase and sale of the Property with all prior negotiations between the parties being merged into this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement or any other agreement referred to herein, shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

Section 17.2 Counterparts. This Agreement may be executed in any number of counterparts and it shall not be necessary that each party to this Agreement execute each counterpart.

Section 17.3 Benefit and Burden. All terms of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the respective personal representatives, heirs, successors and permitted assigns of the parties hereto. Neither party shall have the right to assign its rights under this Agreement to any other Person. Notwithstanding the foregoing, provided that Purchaser gives Seller at least five (5) days prior written notice of the assignment or delegation and that such assignment or delegation does not relieve Purchaser of its obligations hereunder, Purchaser may assign this Agreement or Purchaser’s rights hereunder, or delegate all or any portion of its duties or obligations to (a) any entity that is owned, controlled by or is under common control with Purchaser (a “Purchaser Control Entity”), and (b) any entity in which one or more Purchaser Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of Industrial Property Advisors LLC. No assignment of Purchaser’s rights under this Agreement or delegation by Purchaser of all or any portion of Purchaser’s duties or obligations under this Agreement shall relieve the original Purchaser of any of its obligations and/or liabilities under this Agreement.

Section 17.4 Governing Law. This Agreement is intended to be performed in the jurisdiction in which the Real Property is located and shall be construed and enforced in accordance with the laws of such jurisdiction.

Section 17.5 Confidentiality. At all times prior to Closing, Purchaser shall hold all information concerning the Property (the “Information”) in confidence and shall not at any time disclose or permit the disclosure of the Information to any Person without Seller’s prior written consent. Purchaser further agrees that, at all times prior to Closing, Purchaser shall use the Information only for purposes of evaluating the Property in connection with its purchase of the Property in accordance with the terms of this Agreement. Notwithstanding the foregoing, (i) Purchaser may disclose the Information to its legal counsel, accountants, and actual and prospective lenders, investors and partners and other Persons who reasonably need to review the Information in connection with Purchaser’s purchase of the Property in accordance with the terms of this Agreement, (ii) the provisions of this Section shall not apply to any portions of the Information that are available from public sources other than through the actions of Purchaser or its agents, and (iii) Purchaser may disclose the Information to the extent that such disclosure is required by law or court order, including without limitation, any disclosure required by the United States Securities and Exchange Commission. Neither Seller nor Purchaser shall make any public announcements concerning the sale of the Property pursuant to this Agreement without first obtaining the prior written consent of the other. The provisions of this Section shall survive the Closing or termination of this Agreement.

Section 17.6 No Recording. Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records, except in connection with a suit by Purchaser for specific performance following Seller’s default.

Section 17.7 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 17.8 Attorneys’ Fees. If the parties become engaged in any litigation or with each other in connection with this Agreement, the prevailing party shall be reimbursed and indemnified by the party not prevailing in such litigation for all reasonable costs and expenses incurred by the prevailing party in enforcing or establishing its rights hereunder, including court costs and reasonable attorneys’ fees. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues. The provisions of this Section shall survive the Closing or any termination of this Agreement.

Section 17.9 Indemnification Against Broker’s Claims. Seller shall indemnify, hold harmless and defend Purchaser from and against (i) any claim or claims for brokerage or other commissions arising out of any breach of Seller’s representation and warranty in Section 6.4 and/or Seller’s failure to pay the commissions payable to the Broker in accordance with a separate agreement between Seller and Broker, and (ii) all reasonable costs and expenses (including reasonable attorney’s fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to the foregoing. Purchaser shall indemnify, hold harmless and defend Seller from and against (i) any claim or claims for brokerage or other commissions arising out of any breach of Purchaser’s representation and warranty in Section 7.1(d), and (ii) all reasonable costs and expenses (including reasonable attorney’s fees) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to the foregoing. The provisions of this Section shall survive the Closing or any termination of this Agreement.

Section 17.10 Time of the Essence. Time is of the essence under this Agreement. Notwithstanding the foregoing or any other term of this Agreement, if the expiration of any time period for payment, performance or the taking of an action under this Agreement falls on a day that is not a Business Day, then such time period shall be automatically extended to the next Business Day.

Section 17.11 [intentionally omitted]

Section 17.12 Exculpation. Any provision of this Agreement to the contrary notwithstanding, neither Seller nor Purchaser shall have any right to seek recourse against the partners, members, officers, directors, shareholders, employees, agents (or any of them) of Seller or Purchaser, respectively, or any of their personal assets, for satisfaction of any obligation or award hereunder.

Section 17.13 Like-Kind Exchange. Seller and Purchaser shall each have the right to structure the disposition or acquisition of the Property, as the case may be, as a like-kind exchange under Internal Revenue Code Section 1031 at the exchanging party’s sole cost and expense. The other party shall reasonably cooperate therein, provided that such other party shall incur no material costs, expenses or liabilities in connection with the exchanging party’s exchange. If either party uses a qualified intermediary to effectuate an exchange, any assignment of the rights or obligations of such party hereunder shall not relieve, release or absolve such party of its obligations to the other party. The exchanging party shall indemnify, defend and hold harmless the other party from all liability in connection with the indemnifying party’s exchange, and the indemnified party shall not be required to take title to or contract for the purchase of any other property. The provisions of this Section 17.13 shall survive the Closing.

Section 17.14 WAIVER OF JURY TRIAL. SELLER AND PURCHASER WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

Section 17.15 Reporting. For the purpose of complying with any information reporting requirements or other rules and regulations of the Internal Revenue Service (“IRS”) that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively the “IRS Reporting Requirements”), Seller and Purchaser hereby designate and appoint the Title Company to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements.

Section 17.16 Bulk Sales. Prior to Closing, Purchaser shall comply with the requirements of the New Jersey Bulk Sales Transfer Act and Seller shall file an Asset Transfer Tax Declaration form to supplement any application by Purchaser to the New Jersey Division of Taxation (the “Division”). In furtherance thereof, the parties agree (i) to timely and fully comply with N.J.S.A 54:50-38; (ii) Seller agrees to provide to Purchaser all documentation necessary for the completion of Form C-9600, Notification of Sale, Transfer or Assignment in Bulk at least thirty (30) days prior to the anticipated date of Closing; (iii) Purchaser shall submit the completed Form C-9600 with a copy of this Agreement to the Division at least fifteen (15) days prior to the anticipated date of Closing. In the event the Division notifies Purchaser of a state tax claim or of amounts to be escrowed such amounts shall be withheld from the Purchase Price and held and released by Title Company in accordance with N.J.S.A. 54:50-38. The provisions of this Section shall survive the Closing.

Section 17.16 Information and Audit Cooperation. To the extent necessary to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser and upon at least three (3) Business Days prior written notice to Seller, within seventy-five (75) days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Purchaser’s auditors to audit the trial balance related to the operation of the Property for the calendar year prior to the Closing Date and for the portion of the calendar year starting on January 1 through the Closing Date. Other than any representation, warranty or covenant otherwise set forth in this Agreement or the documents delivered at Closing, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Purchaser releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited. The provisions of this Section shall survive the Closing.

[signatures follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above stated.

SELLER

TOTOWA PROPERTY ASSOCIATES, LLC, a Delaware limited liability company

By:	PACIFIC REALTY ASSOCIATES, L.P.,
a Delaware limited partnership
Managing Member

By:	PacTrust Realty Inc.,
a Delaware corporation
General Partner

By:	/s/ SCOTT D. HODSON
Scott D. Hodson
Vice President

PURCHASER

IPT ACQUISITIONS LLC, a Delaware limited liability company

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

By:	/s/ DAVE FAZEKAS
Name:	Dave Fazekas
Title:	Managing Director

The undersigned joins in the execution of this Agreement solely for the purpose of acknowledging the undersigned’s agreement to fulfill Title Company’s obligations under Section 4, Section 13 and Section 15 of this Agreement.

Fidelity National Title Insurance Company

By:	/s/ LINDSEY MANN
Name:	Lindsay Mann
Title:	Commercial Escrow Officer